Exhibit 99.2
January 26, 2022

Fellow Calix stockholders:

As we look back over the last three years, we have experienced many significant events that have affected our civilization, countries and businesses around the globe. However, the secular disruption moving through the broadband service provider (BSP) marketplace has continued to build. With our All Platform model, we are perfectly positioned to ride this wave … and ride it we have. The formation of the next generation of winning BSPs has continued to accelerate as capital has flowed into the opportunity. Furthermore, the transformation of old communications service provider models is picking up speed as competitive pressures are leading existing service providers to rethink their models, and restructurings are placing assets into entirely new ownership and management teams. We believe this secular transformation will continue for at least the next decade, and we are solely focused on helping the next generation of winning BSPs succeed.

While demand for our All Platform offerings continues its unrelenting growth, supplying this demand continues to be a challenge. Clearly, given we reported our second consecutive year of greater than 25% revenue growth, we have performed well against this challenge. However, we believe supply-chain constraints will remain in full effect throughout all of 2022 and will challenge our ability to grow as fast as we have the past two years. Furthermore, we have seen significant cost increases in components, shipping and logistics, and we remain committed to helping our customers meet their subscriber demand. This has, and will continue to, put downward pressure on our gross margins for the foreseeable future.

Our mission is to enable our BSP customers of all types and sizes to simplify their business, excite their subscribers and grow their value. We continued to make progress on our mission this quarter. An increasing number of our BSP customers are utilizing the greater capabilities of our All Platform offerings and growing the value of their businesses. Over the long-term, we believe they will share a portion of that value with us, increasing our revenue visibility and creating a more valuable business for Calix. BSP customers deploying our All Platform offerings have reported dramatic improvements in key metrics, including increased average revenue per user, lower subscriber churn, reduced truck rolls and increased net promoter scores, thanks to our Intelligent Access Edge and Revenue Edge platforms. We will continue to expand our customer engagement and further increase our ability to demonstrate the value of our All Platform offerings.

As a broadband cloud and software platform business, we continue to believe our financial performance improvement will manifest across four measurable metrics over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 26 new BSP customers of all types in the quarter, bringing our total for the year to 131 new BSP customers.
•Cloud customer count continues to increase with total Calix Marketing Cloud customers increasing by 48% compared to the year ago quarter.
•Record quarter for the EXOS platform with revenue up more than 107% compared to the year ago quarter as both new and existing customers continue to accelerate deployments of the Revenue EDGE solution.
•AXOS platform revenue increased by 48% compared to the year ago quarter driven by both new and existing customers’ continued adoption of the platform.

Our near-term focus is on serving the needs of our BSP customers, while our long-term focus remains on finding like-minded BSP customers regardless of their type, size or location. Furthermore, we remain committed to aligning our investments to our mission, vision and strategy and maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive continued improvement in our financial performance.

Fourth Quarter 2021 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$176.4M	$176.4M	$170M – $176M
Gross margin	51.7%	51.3%(1)	49.0% – 51.0%(1)
Operating expenses	$76.6M	$71.6M(1)	$69.0M – $72.0M(1)
Net income per diluted common share	$0.29	$0.26(1)	$0.20 – $0.25(1)

(1)
Non-GAAP excludes items such as stock-based compensation, intangible asset amortization, U.S. tariff refunds, restructuring benefit and impact from changes in income taxes. See GAAP to non-GAAP reconciliations beginning on page 15.

Overall demand was robust, and our supply chain team outperformed expectations despite the continued challenging global environment for component sourcing and supply chain logistics, leading to total revenue slightly above our guidance. Systems revenue for the fourth quarter of 2021 increased 4% compared to the year ago quarter with continued strong demand for our All Platform offerings, more than offsetting the decreased purchases of our legacy systems, as service providers continue to respond to higher subscriber demand for improved and next-generation services. Compared to the prior quarter, systems revenue increased 2% as our supply chain team was able to meet increased demand. Services revenue increased 7% compared to the year ago quarter due to the continued ramp of our next generation services. Compared to the prior quarter, services revenue increased 7%. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services.
Revenue from small customers was 84% of total revenue in the fourth quarter of 2021 and down from the 85% of total revenue, or an increase of 3% in absolute dollars, compared to the year ago quarter due to strength in demand for our All Platform offerings offsetting decreased purchases of our legacy systems. Revenue from medium-sized customers was 8% of total revenue in the fourth quarter of 2021, up from the 5% of total revenue (an increase of 47% in absolute dollars), compared to the year ago quarter reflecting a number of program ramps with new customers as well as classification shifts for several customers due to subscriber growth and mergers. Revenue from large customers was 8% of total revenue in the fourth quarter of 2021 and down from the 10% of total revenue, or a decrease of 10% in absolute dollars, compared to the year ago quarter primarily due to lower shipments to Verizon. No customer represented greater than 10% of revenue in the quarter nor for fiscal 2021. We continue to focus on finding strategically aligned customers of all types and sizes for our All Platform offerings.

U.S. revenue was 86% of total revenue in the fourth quarter of 2021 and increased 3% compared to the year ago quarter due to higher demand from our small and medium size customers, which more than offset lower revenue from our large customers. Sequentially, U.S. revenue increased 11% primarily due to higher revenue from large customers. International revenue was 14% of total revenue in the fourth quarter and increased 11% compared to the year ago quarter due to program ramps with specific customers across multiple regions. Sequentially, international revenue decreased 31% primarily due to the timing of shipments to a specific customer that positively impacted the prior quarter.
Despite continued growth in our All Platform offerings, both GAAP and non-GAAP gross margin were negatively impacted by higher component and logistics costs in the quarter. Specifically, GAAP gross margin decreased 70 basis points year over year to 51.7%, and non-GAAP gross margin decreased 190 basis points year over year to 51.3%. We slightly exceeded our non-GAAP gross margin guidance as certain lower gross margin products shifted to 2022 because of a component supplier decommit. On a GAAP basis, systems gross margin decreased 30 basis points compared to the year ago quarter due to higher component and logistics costs partially offset by a credit for previously paid U.S. import tariffs (refundable due to the subsequent export of the tariffed products from the U.S.). Sequentially, systems gross margin on a GAAP basis decreased 30 basis points as higher component and logistics costs more than offset the U.S. tariff refunds. On a non-GAAP basis, systems gross margin of 52.4% decreased approximately 160 basis points year-over-year. The principal drivers of the year-over-year decrease in non-GAAP systems gross margin were higher component and logistics costs, which more than offset the benefit from continued growth in our All Platform offerings as a percent of revenue. Sequentially, systems gross margin on a non-GAAP basis decreased 90 basis points due to higher component and logistics costs. Services gross margin on a GAAP and non-GAAP basis decreased 670 and 650 basis points, respectively, compared to the year ago quarter primarily due to investments in our customer success organization to support the continued ramp of our All Platform offerings. Sequentially, services gross margin on a GAAP basis increased 70 basis points and on a non-GAAP basis increased 80 basis points, respectively, due to slightly higher revenue and the continued ramp of our next generation services.

Compared to the year ago quarter, GAAP and non-GAAP operating expenses increased by 19% primarily due to headcount increases in sales and marketing along with costs associated with our in-person and virtual ConneXions conference, a higher level of investments in research and development programs and continued investments in our IT systems. Sequentially, GAAP and non-GAAP operating expenses increased by 7% and 10%, respectively, primarily due to increased headcount in sales and marketing along with a seasonal investment in our ConneXions user-group conference. Non-GAAP operating expenses were towards the high-end of our guidance range due to higher sales commissions and marketing expenses during the quarter. Relative to our non-GAAP target financial model, sales and marketing investments were 20% of revenue, which is above our target financial model range of 16 to 18% of revenue primarily due to ConneXions. Research and development investments were 28% of systems gross profit, which is below our target financial model level of 30% of systems gross profit. General and administrative investments were 7% of revenue, below our target financial model level of 9% of revenue and below our guidance of 8% for this quarter. We expect to maintain our operating expense discipline and align our investments with our target financial model to capitalize on the opportunity ahead.
On a GAAP basis, our net income decreased $4.2 million year-over-year from a net income of $24.1 million to a net income of $19.9 million. Our GAAP net income for the fourth quarter of 2021 also included an income tax benefit of $6.4 million primarily related to stock-based compensation tax deductions from stock exercises during the quarter, stock-based compensation of $6.2 million, a refund of previously paid U.S. import tariffs of $1.7 million, a restructuring benefit related to the recovery of expenses via a sublease agreement of $0.8 million and intangible asset amortization of $0.7 million. Compared to the prior quarter, our GAAP net income decreased $157.5 million primarily due to the reversal of a substantial portion of the valuation allowance against our deferred tax assets reported in the prior quarter. Compared to the year ago period, our non-GAAP net income for the fourth quarter of 2021 decreased $11.6 million from a net income of $29.4 million to a net income of $17.8 million primarily due to increased headcount-related investments in the U.S. along with a higher level of investments in research and development programs to support future growth. In 2020, we held back our investments due to the pandemic, and in

2021, we were able to invest at a rate more consistent with our target financial model. Compared to the prior quarter, our non-GAAP net income decreased $6.1 million from a net income of $23.9 million to a net income of $17.8 million primarily due to increased headcount-related investments in the U.S. as well as seasonal investments due to our ConneXions conference.

Balance Sheet and Cash Flow
We ended the year with record cash and investments of $204.3 million, a sequential increase of $15.6 million. The sequential increase was primarily the result of positive free cash flow of $9.4 million and the proceeds from equity-based employee benefit plans of $6.9 million. We continued to generate positive operating and free cash flow and expect this trend will continue. Despite a challenging supply chain environment, we increased inventory this quarter relative to the prior quarter to improve our responsiveness to customer demand. Compared to the year ago quarter, our cash and investments increased by $70.5 million primarily due to positive free cash flow of $46.3 million and proceeds from equity-based employee benefit plans of $25.6 million.

Our team remains focused on operational excellence and customer satisfaction. During the fourth quarter of 2021, our supply chain team outperformed expectations despite continued challenges in component supply and logistics. Lead times remain extended, port congestion remains challenging and transportation costs remain elevated. We continue to qualify new suppliers, incur higher component and expediting costs and adjust to extended component delivery lead times and end-of-sales notifications. Our days sales outstanding (DSO) at quarter end was 43 days, down 6 days from the prior quarter and up 4 days from the prior year. The decrease was mainly due to improved shipment linearity despite ongoing supply chain disruptions. Our target financial model for DSO remains to be between 35 and 45 days. Inventory turns were 3.7 at quarter end, nearly unchanged from the prior quarter’s 3.8 turns and down from 5.8 turns in the year ago quarter. Our near-term goal remains for inventory turns to be between 3 and 4 to better support the needs of our customers with our long-term target financial model remaining between 4 and 5 turns. The year-over-year decrease in inventory turns in the quarter were the result of a higher level of inventory. Days payable outstanding (DPO) at quarter end was 29 days, down 8 days from the prior quarter and up 16 days from the year ago quarter. Our target financial model for DPO remains to be between 20 and 30 days. Our cash conversion cycle was 114 days compared to 108 days in the prior quarter mostly due to the lower DPO. Compared to the year ago quarter, our cash conversion cycle increased 25 days as the higher DPO was more than offset by lower inventory turns and higher DSO. Our target financial model remains for our cash conversion cycle to be between 85 and 95 days.

We believe our existing cash and investments and expected positive free cash flow will provide us with sufficient liquidity for our business.

First Quarter 2022 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$174M – $180M	$174M – $180M
Gross margin	49.0% – 51.0%(1)	48.5% – 50.5%
Operating expenses	$70.0M – $73.0M(1)	$77.0M – $80.0M
Net income per diluted common share(2)	$0.16 – $0.21(1)	$0.05 – $0.10

(1)	Non-GAAP excludes items such as stock-based compensation and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 16.
(2)	Based on 68.7 million weighted-average diluted common shares outstanding.

Our guidance for the first quarter of 2022 ending April 2, 2022, reflects our expectations as of the date of this letter. These expectations reflect our current assessment of supply chain and logistical challenges and estimate of the global impacts from the coronavirus pandemic on our business.

Our revenue guidance for the first quarter of 2022 is roughly equal sequentially and a year-over-year increase of approximately 9% compared to the year ago quarter. Our current target financial model range remains for revenue growth between 5 to 10% per year on an annual basis. This guidance represents the first sequential revenue increase in the first quarter in the our history and reflects the seasonality coming out of the business as we partner with our customers to help them succeed.

Our non-GAAP gross margin guidance for the first quarter of 2022 at the mid-point represents a decrease of approximately 380 basis points relative to the year ago quarter. This reflects expectations of product mix and higher component and logistics costs only partially offset by a positive benefit from the continued increase of our All Platform offerings as a percent of total revenue. Compared to the prior quarter, non-GAAP gross margin is expected to be burdened by increasing costs for components and logistics that will continue to flow through inventory for the foreseeable future. Over the long-term, we expect the increase in our All Platform offerings as a percent of total revenue to positively benefit non-GAAP gross margin.

Our non-GAAP operating expense guidance for the first quarter of 2022 generally aligns with our current target financial model as we remain focused on disciplined operating expense investment. We forecast investments in sales and marketing at the high end of our current target range of 16 to 18% of revenue due to increased hiring as well as investments in marketing programs. We forecast research and development investments at our current target of 30% of systems gross profit. We forecast general and administrative investments at 8% of revenue, below our current target level of 9% of revenue.

In addition, we expect our full-year effective tax rate to be in the range of 21% to 23%.

We plan to provide an update to our target financial model at our 2022 Investor Day on February 23rd at the Wynn Hotel and Resort in Las Vegas, NV.

Summary

As the coronavirus shows early signs of becoming endemic and the world begins to grapple with living and working while the virus is present, our opportunity remains as large as ever. Our focus on seizing this opportunity begins with keeping our employees and customers safe. This in turn allows us to remain focused on our mission to help our customers simplify, excite and grow.

Our All Platform software, associated systems and services offerings are resonating with customers of all types and sizes. As our legacy business fades, the strength of our All Platform business has enabled us to fight through significant margin headwinds and deliver our second consecutive year of greater than 25% revenue growth. Furthermore, our All Platform customers are gaining market share by delivering broadband services that excite their subscribers, and as a result their success is our success. It is clear; we have the right platforms, solutions and services to achieve our mission and help BSPs of all types and sizes succeed.

As the value and necessity of broadband services continues to increase, it is ever more evident that we are on the front end of an enormous secular opportunity. Our customer base continues to grow and diversify driven by the unrelenting growth of our All Platform offerings. While supply challenges remain, we have a solid financial foundation on which to build and address the needs of our customers, who themselves are expanding! Most importantly, we remain focused on adding incredible talent to our industry-leading team as we execute on our vision.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our future.

We look forward to seeing many of you at our Investor Day on February 23rd.

Sincerely,

Carl Russo Chairman and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, January 27, 2022, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our fourth quarter 2021 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite and grow.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about the impact of the coronavirus pandemic, potential customer or market opportunities, growth and pipeline opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the ongoing management of our global supply chain and logistics, free cash flow and liquidity, and future financial performance (including the outlook for the first quarter of 2022 and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders (which may be substantial), cost overruns, disruptions in global trade and relations, sustained or additional economic disruptions due to the COVID-19 pandemic, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff and tariff-related costs (refunds), restructuring benefit and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Systems	$166,646	$160,908	$642,577	$508,552
Services	9,773	9,118	36,817	32,687
Total revenue	176,419	170,026	679,394	541,239
Cost of revenue:
Systems	78,428	75,320	297,103	251,638
Services	6,758	5,691	25,704	22,582
Total cost of revenue	85,186	81,011	322,807	274,220
Gross profit	91,233	89,015	356,587	267,019
Operating expenses:
Sales and marketing	37,004	29,139	125,909	94,185
Research and development	25,940	23,288	101,747	85,258
General and administrative	14,459	11,814	55,779	44,444
Restructuring charges (benefit)	(786)	—	(786)	6,286
Total operating expenses	76,617	64,241	282,649	230,173
Income from operations	14,616	24,774	73,938	36,846
Interest and other expense, net:
Interest expense, net	(72)	(322)	(402)	(1,585)
Other expense, net	(762)	(176)	(882)	(977)
Total interest and other expense, net	(834)	(498)	(1,284)	(2,562)
Income before income taxes	13,782	24,276	72,654	34,284
Income taxes	(6,099)	174	(165,724)	800
Net income	$19,881	$24,102	$238,378	$33,484
Net income per common share:
Basic	$0.31	$0.39	$3.77	$0.57
Diluted	$0.29	$0.37	$3.51	$0.54
Weighted average number of shares used to compute net income per common share:
Basic	63,950	61,945	63,277	59,074
Diluted	68,748	65,825	67,856	61,998

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$51,333	$80,807
Marketable securities	153,002	52,982
Accounts receivable, net	85,219	69,419
Inventory	88,880	52,268
Prepaid expenses and other current assets	30,811	11,414
Total current assets	409,245	266,890
Property and equipment, net	21,783	20,381
Right-of-use operating leases	12,182	11,741
Deferred tax assets	168,962	—
Goodwill	116,175	116,175
Other assets	13,685	12,165
	$742,032	$427,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,061	$13,115
Accrued liabilities	71,597	68,736
Deferred revenue	27,478	19,189
Total current liabilities	128,136	101,040
Long-term portion of deferred revenue	22,016	19,904
Operating leases	12,376	12,946
Other long-term liabilities	11,076	13,137
Total liabilities	173,604	147,027
Stockholders’ equity:
Common stock	1,607	1,553
Additional paid-in capital	997,855	948,055
Accumulated other comprehensive loss	(320)	(191)
Accumulated deficit	(430,714)	(669,092)
Total stockholders’ equity	568,428	280,325
	$742,032	$427,352

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended December 31,
	2021	2020
Operating activities:
Net income	$238,378	$33,484
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	24,230	13,960
Depreciation and amortization	15,012	13,718
Deferred income taxes	(168,426)	—
Asset retirements and write-downs	—	3,914
Changes in operating assets and liabilities:
Accounts receivable, net	(15,800)	(22,910)
Inventory	(36,612)	(12,116)
Prepaid expenses and other assets	(27,075)	773
Accounts payable	16,025	2,190
Accrued liabilities	3,273	11,922
Deferred revenue	10,400	3,596
Other long-term liabilities	(2,612)	2,878
Net cash provided by operating activities	56,793	51,409
Investing activities:
Purchases of property and equipment	(10,463)	(7,819)
Purchases of marketable securities	(298,092)	(72,982)
Maturities of marketable securities	197,894	20,000
Net cash used in investing activities	(110,661)	(60,801)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	25,626	18,127
Payments related to financing arrangements	(1,243)	(5,758)
Proceeds from the sale of common stock in connection with public offering, net of expenses	—	60,063
Proceeds from line of credit	—	30,000
Payments related to line of credit	—	(60,285)
Net cash provided by financing activities	24,383	42,147
Effect of exchange rate changes on cash and cash equivalents	11	595
Net increase (decrease) in cash and cash equivalents	(29,474)	33,350
Cash and cash equivalents at beginning of year	80,807	47,457
Cash and cash equivalents at end of year	$51,333	$80,807

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	December 31, 2021		October 2, 2021		July 3, 2021		April 3, 2021		December 31, 2020
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	52.9%	51.7%	53.2%	52.0%	54.5%	53.1%	54.6%	53.2%	53.2%	52.4%
Adjustments to GAAP amount:
Stock-based compensation	0.1	0.2	0.1	0.1	0.1	0.2	0.1	0.2	0.1	0.2
Intangible asset amortization	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.3
U.S. tariff and tariff-related costs (refund)	(1.0)	(1.0)	(0.4)	(0.3)	(1.0)	(0.9)	—	—	0.3	0.3
Non-GAAP amount	52.4%	51.3%	53.3%	52.2%	54.0%	52.8%	55.1%	53.8%	54.0%	53.2%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	December 31,	October 2,	July 3,	April 3,	December 31,
	2021	2021	2021	2021	2020
GAAP operating expenses	$76,617	$71,502	$69,090	$65,440	$64,241
Adjustments to GAAP amount:
Stock-based compensation adjustment to GAAP amount	(5,759)	(6,273)	(5,881)	(4,859)	(3,835)
Restructuring benefit	786	—	—	—	—
Non-GAAP operating expenses	$71,644	$65,229	$63,209	$60,581	$60,406

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	December 31,	October 2,	July 3,	April 3,	December 31,
	2021	2021	2021	2021	2020
Net cash provided by operating activities	$12,619	$10,817	$23,459	$9,898	$30,473
Purchases of property and equipment	(3,192)	(3,343)	(1,654)	(2,274)	(2,202)
Non-GAAP free cash flow	$9,427	$7,474	$21,805	$7,624	$28,271

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	December 31,	October 2,	July 3,	April 3,	December 31,
	2021	2021	2021	2021	2020
GAAP net income	$19,881	$177,424	$20,458	$20,615	$24,102
Adjustments to GAAP amount:
Stock-based compensation	6,175	6,661	6,223	5,171	4,160
Intangible asset amortization	658	658	658	658	658
U.S. tariff and tariff-related costs (refund)	(1,749)	(621)	(1,494)	—	520
Restructuring benefit	(786)	—	—	—	—
Impact from changes in income taxes	(6,361)	(160,232)	—	—	—
Non-GAAP net income	$17,818	$23,890	$25,845	$26,444	$29,440

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share
(Unaudited)
Three Months Ended December 31, 2021

GAAP net income per diluted common share	$0.29
Adjustments to GAAP amount:
Stock-based compensation	0.09
Intangible asset amortization	0.01
U.S. tariff refund	(0.03)
Restructuring benefit	(0.01)
Impact from changes in income taxes	(0.09)
Non-GAAP net income per diluted common share (1)	$0.26
    (1) Based on 68.7 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending April 2, 2022
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	48.5% - 50.5%	0.1%	0.4%	49.0% - 51.0%
Operating expenses	$ 77,000 - $ 80,000	$ (7,000)	$ -	$ 70,000 - $ 73,000
Net income per diluted common share(1)	$ 0.05 - $ 0.10	$ 0.10	$ 0.01	$ 0.16 - $ 0.21
    (1) Based on 68.7 million weighted-average diluted common shares outstanding.